Exhibit 4.2

ASSIGNMENT OF WARRANT AGREEMENT,

DATED AS OF MARCH 2012,

BY AND AMONG ANDERSON STRUDWICK, INC.,

INVESTORS CAPITAL ALLIANCE, LLC

AND

SENSUS HEALTHCARE, LLC

ASSIGNMENT OF
WARRANT AGREEMENT

THIS ASSIGNMENT OF WARRANT AGREEMENT (“Assignment”) is made and entered into as of the 31 day of March, 2012, by and among Anderson & Strudwick, Inc., a Virginia corporation (the “Assignor”), Investors Capital Alliance, LLC, a Delaware limited liability company (“Assignee”) and Sensus Healthcare, LLC, a Delaware limited liability company (“Sensus”).

WHEREAS, Assignor acted as placement agent to Sensus to arrange a private placement of its equity securities pursuant to certain engagement letter dated March 15, 2010 between Assignor and Sensus (the “Agreement”).

WHEREAS, pursuant to the Agreement, Assignor was to receive that certain warrant issued by Sensus to purchase equity in Sensus equal to six percent (6%) of Sensus as of March 31, 2011, (the “Warrant”).

WHEREAS, Assignor has requested that Sensus, rather than issuing the Warrant to Assignor, instead issue the warrant to Assignee.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

1.          Representations and Warranties of Assignor. Assignor hereby makes the following representations and warranties to Sensus.

(a)          Corporate Status. Assignor is a corporation duly incorporated and validly existing under the laws of the State of Virginia.

(b)          Power and Authority. Assignor has the power and authority to execute and deliver this Assignment, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Assignor has taken all action necessary to authorize the execution and delivery of this Assignment, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

(c)          Enforceability. This Assignment has been duly executed and delivered by Assignor and this Assignment constitutes the legal, valid and binding obligation of Assignor, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(d)          No Violation. The execution and delivery of this Assignment by Assignor, the performance by Assignor of its obligations hereunder and the consummation by Assignor of the transactions contemplated hereby will not: (i) contravene any provision of its Articles of Incorporation or Bylaws, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental or regulatory authority applicable to, binding upon or enforceable against Assignor, (iii) result in or require the creation or imposition of any lien upon Assignor, or (iv) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, any court or tribunal or any other person or entity.

(e)          Accuracy of Information Furnished by Assignor. No statement or information made or furnished by Assignor herein contains or shall contain any untrue statement of fact or omits or shall omit any fact necessary to make the information contained therein not misleading.

2.          Assignor’s Assignment; Assignee’s Acceptance. Subject to the payment by Assignee to Sensus of $2,500 representing its legal costs in connection with the review and preparation of this Assignment of Warrant Agreement, as provided by Section 6 hereof, Assignor hereby transfers, grants, conveys and assigns to Assignee all of Assignor’s right, title and interest in the Warrant, and Assignee does hereby accept such assignment from Assignor and assumes all obligations arising therefrom, from and after the date hereof, relieving the Assignor from any liabilities associated therewith. The Warrant is attached hereto as Exhibit A.

3.          Indemnity of Sensus.

(a)          Agreement to Indemnify. The Assignor and Assignee, jointly and severally, agree to indemnify and hold Sensus and Sensus’ representatives, affiliates, successors and assigns (each an “Indemnified Party”) harmless from and against any and all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, legal and court fees and expenses) incurred or suffered by any Indemnified Party arising out of or resulting from (i) any breach of a representation or warranty made by Assignor in this Assignment or in any other document or instrument delivered pursuant to this Assignment, (ii) any breach of the covenants or agreements made by Assignor in this Assignment or in any other document or instrument delivered pursuant to this Assignment, and (iii) any liability or obligation (whether absolute or contingent, liquidated or unliquidated, or due or to become due) arising from or related to the transactions contemplated hereby (collectively, “Indemnifiable Damages”).

(b)          Survival of Representations and Warranties. Each of the representations, warranties, covenants and agreements made by Assignor in this Assignment shall survive the date hereof (along with the indemnification obligations contained in this Section 3).

(c)          Reliance on Representations and Warranties. Notwithstanding any knowledge of facts determined or determinable by an Indemnified Party by investigation, each Indemnified Party shall have the right to fully rely on the representations, warranties, covenants and agreements of the Assignor contained in this Assignment or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement contained in this Assignment is independent of each other representation, warranty, covenant and agreement.

(d)          Third Party Actions. Promptly after receipt by an Indemnified Party of notice of commencement of any action by a third party which could give rise to Indemnifiable Damages, such Indemnified Party will notify the indemnifying party of the commencement thereof; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from any liability or obligation hereunder unless the indemnifying party has been materially prejudiced thereby. The parties agree that with respect to any third party action, any Indemnified Party may (i) assume the defense thereof with its own legal counsel, at the indemnifying party’s sole cost and expense, (ii) provide the indemnifying party with all information that they reasonably request relating to the handling of such claim, (iii) confer with the indemnifying party as to the most cost-effective manner in which to handle such claim, and (iv) use its reasonable efforts to minimize the cost of handling such claim.

(e)          Cumulative Remedies. The parties agree that, in connection with any breach or alleged breach by a party of the terms and provisions of this Assignment, in addition to all other remedies available at law or hereunder, the injured party shall be entitled to equitable relief, including injunctive relief and specific performance and all reasonable attorney’s fees and costs incurred in connection therewith. All rights, powers and remedies afforded to a party under this Assignment, by law or otherwise, shall be cumulative (and not alternative) and shall not preclude assertion or seeking by a party of any other rights or remedies.

4.          Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

5.          Entire Assignment; No Third Party Beneficiaries. This Assignment (including the exhibits attached hereto) and other documents delivered at the Closing, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. This Assignment is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

6.          Expenses. Assignor shall pay the fees and expenses of Sensus, including its counsel fees, incurred in connection with this Assignment.

7.          Amendment; Waiver. This Assignment may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Assignment eement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Assignment are in addition to all other rights and remedies, at law or equity, that they may have against each other.

8.          Binding Effect; Assignment. The rights and obligations of this Assignment shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. The rights and obligations of this Assignment may not be assigned by the Assignor or Assignee without the prior written consent of Sensus.

9.          Governing Law; Severability. This Assignment shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State. If any word, phrase, sentence, clause, section, subsection or provision of this Assignment as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Assignment of Warrant Agreement to be executed and delivered by its duly authorized officer or agent as of the day and year first written above.

Witnesses:	ASSIGNOR:

/s/ Norma H. Sellors	ANDERSON & STRUDWICK, INC.
Print Name: Norma H. Sellors
	By:	/s/ Donald H. Newlin
/s/ Debra B. Leimer	Name:	Donald H. Newlin
Print Name: Debra B. Leimer	Title:	Chairman

Witnesses:	ASSIGNEE

/s/ Kelley B. Simpson	INVESTORS CAPITAL ALLIANCE, LLC
Print Name: Kelley B. Simpson
	By:	/s/ Milton A. Turner
/s/ Lorraine Rajkowski	Name:	Milton A. Turner
Print Name: Lorraine Rajkowski	Title:	Chief Manager

SENSUS HEALTHCARE, INC.

Print Name:
By:
Name:
Print Name:	Title: